                                                                    Exhibit 11.2

                          TUESDAY MORNING CORPORATION
    RATIOS OF EARNINGS COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                  REQUIREMENTS

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
                                                                                                        Pro Forma       Pro Forma
                                                                                                      Twelve Months   Twelve Months
                                                                                        9 months          Ended           Ended
                                           Year Ended December 31                     September 30     December 31     September 30
                               ---------------------------------------------------------------------
                               1992       1993      1994      1995      1996         1996     1997           1996          1997
                               ----       ----      ----      ----      ----         ----     ----           ----          ----
Earnings before taxes          10,215     (2,572)    4,016     7,264    18,508       712      8,585        (4,175)          (8,279)
Preferred dividend                  -          -         -         -         -         -          -       (11,033)          (8,275)

                               ----------------------------------------------------------------------------------------------------
Total                          10,215     (2,572)    4,016     7,264    18,508       712      8,585       (15,208)         (16,554)
                               ----------------------------------------------------------------------------------------------------

Interest on debt                  771      1,689     2,289     3,063     2,589     2,014      2,261        23,590           18,862
Interest on capitalized leases                         169       267       178       133         69           178               69
Interest on operating leases    2,803      3,564     3,927     4,192     4,656     3,418      3,984         4,656            3,984
Preferred dividend                  -          -         -         -         -         -          -        11,033            8,275

                               ----------------------------------------------------------------------------------------------------
Total fixed charges             3,574      5,253     6,385     7,522     7,423     5,565      6,314        39,457           31,190

                               ----------------------------------------------------------------------------------------------------
Total available income         13,789      2,681    10,401    14,786    25,931     6,277     14,899        24,249           14,636
                               ====================================================================================================

                               ----------------------------------------------------------------------------------------------------
Ratio                             3.9        0.5       1.6       2.0       3.5       1.1        2.4           0.6              0.5
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